Press Release
Exhibit 99.1

      CanWest Petroleum Corporation has completed a $22,500,000 ($25,900,000
CDN) financing by way of a non-brokered private placement of 15,000,000 units. Each unit comprises one common share and one warrant at a cost of $1.50 per unit. For each two warrants the warrant holder has the right to purchase an additional common share for two years at $2 per share. The private placement totals 15,000,000 shares and an equal number of warrants to purchase an additional 7,500,000 shares. The units were issued to accredited investors including a number of Canadian Institutional Funds that purchased 87% of the issue. The issue was increased from 10 million units as previously announced and remained significantly over subscribed at closing. The shares and warrants are subject to a hold period.

      CanWest Petroleum will purchase additional shares of Oilsands Quest Inc. for $13,025,000 ($15,000,000 CDN), which will increase its interest in Oilsands Quest to 68.48%. Prior to January 31, 2006, the company may elect to purchase further equity in Oilsands Quest as to 406,000 units at a cost of $6 per unit
(CDN) which will further increase its interest in Oilsands Quest to 69.20%. At that time the Company will also hold 1,250,000 warrants to purchase an additional 1,250,000 common shares of Oilsands Quest which if exercised, the Company will own a 71.2% equity interest in Oilsands Quest, on a non-diluted basis.

      Oilsands Quest has agreed that CanWest will, at this time, nominate a third Oilsands Quest Board Member of what will then become a five person Board of Directors.

      Oilsands Quest will be funding its next Phase Two drilling program of approximately 125 core holes on its Firebag East lands from the proceeds of the $15,000,000 (CDN) funding.

      Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors effecting the Company's operations, markets, products and prices and other factors discussed in the Company's various filings with the Securities and Exchange Commission.